Exhibit 99.1

FOR IMMEDIATE RELEASE

Office Properties Income Trust Announces Fourth Quarter and Year End 2020 Results
Fourth Quarter Net Loss of $1.7 Million, or $0.03 Per Share
Fourth Quarter Normalized FFO of $61.8 Million, or $1.28 Per Share
Fourth Quarter CAD of $42.3 Million, or $0.88 Per Share, Increased 6.5% Year Over Year
Fourth Quarter Same Property Cash Basis NOI Increased 5.1% Year Over Year
Completed 2.0 Million Square Feet of Leasing in 2020 for a 6.9% Roll-up in Rents

Newton, MA (February 18, 2021): Office Properties Income Trust (Nasdaq: OPI) today announced its financial results for the quarter and year ended December 31, 2020.

Christopher Bilotto, President and Chief Operating Officer of OPI, made the following statement:

“We are pleased with OPI’s continued solid performance throughout 2020. Fourth quarter Normalized FFO per share and Same Property Cash Basis NOI growth both exceeded expectations and CAD increased by 6.5% year over year. Monthly rent collections continued to average approximately 99% through the fourth quarter and we have collected nearly 79% of granted rent deferrals. Our leasing activity showed solid performance throughout the year, completing two million square feet of activity with an average lease term of over seven years and a roll-up in rents of 6.9%.

Heading into 2021, our asset and property management teams remain focused on proactive tenant engagement to drive leasing and retention, along with management of property operations as tenants continue to advance their re-entry plans. With strong liquidity, including full availability on our $750 million revolving credit facility, we are well positioned to execute on growth activity through property acquisitions and select development and repositioning opportunities across our portfolio."

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the Nasdaq.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

Quarterly Results:

	Three Months Ended December 31,
	2020	2019

Financial	(dollars in thousands, except per share data)
Net income (loss)	($1,664)	$65,029
Net income (loss) per share	($0.03)	$1.35
Normalized FFO per share	$1.28	$1.38
CAD per share	$0.88	$0.83
Same Property Cash Basis NOI	$92,515	$88,052

•Net loss for the quarter ended December 31, 2020 was $1.7 million, or $0.03 per diluted share, compared to net income of $65.0 million, or $1.35 per diluted share, for the quarter ended December 31, 2019. Net income for the quarter ended December 31, 2019 includes a $71.6 million, or $1.49 per diluted share, gain on sale of real estate, partially offset by an $8.2 million, or $0.17 per diluted share, loss on impairment of real estate.

•Normalized funds from operations, or Normalized FFO, and cash available for distribution, or CAD, for the quarter ended December 31, 2020 were $61.8 million, or $1.28 per diluted share, and $42.3 million, or $0.88 per diluted share, respectively, compared to Normalized FFO and CAD for the quarter ended December 31, 2019 of $66.4 million, or $1.38 per diluted share, and $39.7 million, or $0.83 per diluted share, respectively.

•Same Property cash basis net operating income, or Cash Basis NOI, increased 5.1% for the quarter ended December 31, 2020 compared to the quarter ended December 31, 2019. The increase in Same Property Cash Basis NOI is due to an increase in cash received from contractual rents of $3.0 million as a result of free rent expiring and roll-ups in rent related to leasing activity in 2020, as well as a $2.2 million decrease in operating expenses, mainly driven by cost savings initiatives in response to the COVID-19 pandemic, offset by a decline in parking revenue of $0.8 million as a result of the COVID-19 pandemic.

•Leasing activity for the quarter ended December 31, 2020 was as follows:

Three Months Ended December 31, 2020
Leasing activity for new and renewal leases (rentable square feet)	139,000
Weighted average rental rate change (by rentable square feet)	(7.0%)
Weighted average lease term (by rentable square feet)	9.7 years
Leasing concessions and capital commitments (per square foot per lease year)	$5.73

	As of
Percent Leased	December 31, 2020	September 30, 2020	December 31, 2019
All properties	91.2%	91.2%	92.4%
Same properties	92.1%	92.3%	93.3%

Reconciliations of net income (loss) determined in accordance with U.S. generally accepted accounting principles, or GAAP, to funds from operations, or FFO, Normalized FFO, CAD, net operating income, or NOI, and Cash Basis NOI, and a reconciliation of NOI to Same Property NOI and Same Property Cash Basis NOI, for the quarters ended December 31, 2020 and 2019 appear later in this press release.

Acquisition Activities:

•In November 2020, OPI terminated a previously announced agreement to acquire three properties in Brookhaven, GA for a purchase price of $15.3 million.

•In November 2020, OPI entered into an agreement to acquire a property adjacent to a property it owns in Boston, MA containing approximately 49,000 rentable square feet for a purchase price of $27.0 million, excluding acquisition related costs. This property is 59% leased with a weighted average lease term of 2.5 years. This acquisition is expected to occur before the end of the first quarter.

•In December 2020, OPI acquired a property in Fort Mill, SC containing approximately 150,000 rentable square feet for a purchase price of $35.1 million, excluding acquisition related costs. This property is 100% leased to a single tenant with a remaining lease term of 10.8 years.

Disposition Activities:

•As previously reported, in October 2020, OPI sold a four property business park located in Fairfax, VA containing approximately 171,000 rentable square feet for a sales price of $25.1 million, excluding closing costs.

•In January 2021, OPI sold a warehouse facility adjacent to a property it owns in Kansas City, MO containing approximately 10,000 rentable square feet for a sales price of $0.8 million, excluding closing costs.

•Also in January 2021, OPI sold a property located in Richmond, VA containing approximately 311,000 rentable square feet for a sales price of $130.0 million, excluding closing costs.

•In February 2021, OPI entered into an agreement to sell a property located in Huntsville, AL containing approximately 1,371,000 rentable square feet for a sales price of $39.0 million, excluding closing costs. This sale is expected to occur before the end of the second quarter.

Liquidity:

•As of December 31, 2020, OPI had $42.0 million of cash and cash equivalents and $750.0 million available to borrow under its unsecured revolving credit facility.

COVID-19 Update:

•OPI has granted temporary rent assistance to date totaling $2.5 million to 19 tenants, pursuant to deferred payment plans. These tenants are required to pay, in most cases, one month of rent over a 12-month period, all of which have commenced. The $2.5 million of granted temporary rent assistance is detailed as follows:

	Granted Rent Deferrals	Percentage of Total Granted Rent Deferrals	Percentage of Quarterly Contractual Rents
Quarter ended June 30, 2020	$2,047,100	80.5%	1.5%
Quarter ended September 30, 2020	497,057	19.5%	0.3%
Quarter ended December 31, 2020	500	—%	—%
Future deferrals	1,028	—%	—%
Total granted deferrals	$2,545,685	100.0%	0.9%
Less: Amounts repaid (1)	(1,998,752)	78.5%
Outstanding granted rent deferral balance	$546,933	21.5%
(1)Represents rent deferrals repaid as of February 16, 2021.

•For the quarter ended December 31, 2020, OPI collected approximately 99% of contractual rent obligations before and after giving effect to such rent deferrals.

Conference Call:

On February 19, 2021 at 10:00 a.m. Eastern Time, President and Chief Operating Officer, Christopher Bilotto, and Chief Financial Officer and Treasurer, Matthew Brown, will host a conference call to discuss OPI’s fourth quarter 2020 financial results.

The conference call telephone number is (877) 328-1172. Participants calling from outside the United States and Canada should dial (412) 317-5418. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through 11:59 p.m. on Friday, February 26, 2021. To access the replay, dial (412) 317-0088. The replay pass code is 10150782.

A live audio webcast of the conference call will also be available in a listen only mode on OPI’s website, at www.opireit.com. Participants wanting to access the webcast should visit OPI’s website about five minutes before the call. The archived webcast will be available for replay on OPI’s website following the call for about one week. The transcription, recording and retransmission in any way of OPI’s fourth quarter conference call are strictly prohibited without the prior written consent of OPI.

Supplemental Data:

A copy of OPI’s Fourth Quarter 2020 Supplemental Operating and Financial Data is available for download at OPI’s website, www.opireit.com. OPI’s website is not incorporated as part of this press release.

Non-GAAP Financial Measures:

OPI presents certain “non-GAAP financial measures” within the meaning of applicable rules of the Securities and Exchange Commission, or SEC, including FFO, Normalized FFO, CAD, NOI, Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI. These measures do not represent cash generated by operating activities in accordance with GAAP and should not be considered alternatives to net income (loss) as indicators of OPI’s operating performance or as measures of OPI’s liquidity. These measures should be considered in conjunction with net income (loss) as presented in OPI's consolidated statements of income (loss). OPI considers these non-GAAP measures to be appropriate supplemental measures of operating performance for a real estate investment trust, or REIT, along with net income (loss). OPI believes these measures provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation and amortization expense, they may facilitate a comparison of OPI’s operating performance between periods and with other REITs and, in the case of NOI, Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI reflecting only those income and expense items that are generated and incurred at the property level may help both investors and management to understand the operations of OPI's properties.

Please see the pages attached hereto for a more detailed statement of OPI’s operating results and financial condition and for an explanation of OPI’s calculation of FFO, Normalized FFO, CAD, NOI, Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI and a reconciliation of those amounts to amounts determined in accordance with GAAP.

OPI is a REIT focused on owning, operating and leasing properties primarily leased to single tenants and those with high credit quality characteristics such as government entities. OPI is managed by the operating subsidiary of The RMR Group Inc. (Nasdaq: RMR), an alternative asset management company that is headquartered in Newton, Massachusetts.

Office Properties Income Trust
Consolidated Statements of Income (Loss)
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Rental income	$146,625	$160,184	$587,919	$678,404

Expenses:
Real estate taxes	16,418	18,354	65,119	73,717
Utility expenses	5,607	7,933	25,384	34,302
Other operating expenses	27,432	30,739	105,465	120,943
Depreciation and amortization	62,226	63,512	251,566	289,885
Loss on impairment of real estate (1)	—	8,150	2,954	22,255
Acquisition and transaction related costs (2)	232	—	232	682
General and administrative	7,071	7,271	28,443	32,728
Total expenses	118,986	135,959	479,163	574,512

Gain on sale of real estate (3)	33	71,593	10,855	105,131
Dividend income	—	—	—	1,960
Loss on equity securities, net (4)	—	—	—	(44,007)
Interest and other income	41	198	779	1,045
Interest expense (including net amortization of debt premiums, discounts and issuance costs of $2,431, $2,476, $9,593 and $10,740, respectively)	(28,842)	(30,032)	(108,303)	(134,880)
Loss on early extinguishment of debt (5)	—	—	(3,839)	(769)
Income (loss) before income tax expense and equity in net losses of investees	(1,129)	65,984	8,248	32,372
Income tax expense	(157)	(269)	(377)	(778)
Equity in net losses of investees	(378)	(686)	(1,193)	(1,259)
Net income (loss)	$(1,664)	$65,029	$6,678	$30,335

Weighted average common shares outstanding (basic and diluted)	48,161	48,094	48,124	48,062

Per common share amounts (basic and diluted):
Net income (loss)	$(0.03)	$1.35	$0.14	$0.63

See Notes on pages 6 and 7.

Office Properties Income Trust
Funds from Operations, Normalized Funds from Operations and Cash Available for Distribution
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Calculation of FFO, Normalized FFO and CAD (6)(7):
Net income (loss)	$(1,664)	$65,029	$6,678	$30,335
Add (less): Depreciation and amortization:
Consolidated properties	62,226	63,512	251,566	289,885
Unconsolidated joint venture properties	1,081	1,345	4,803	5,903
Loss on impairment of real estate (1)	—	8,150	2,954	22,255
Gain on sale of real estate (3)	(33)	(71,593)	(10,855)	(105,131)
Loss on equity securities, net (4)	—	—	—	44,007
FFO	61,610	66,443	255,146	287,254
Add (less): Acquisition and transaction related costs (2)	232	—	232	682
Loss on early extinguishment of debt (5)	—	—	3,839	769
Normalized FFO	61,842	66,443	259,217	288,705
Add (less): Non-cash expenses (8)	607	76	2,027	1,974
Distributions from unconsolidated joint ventures	204	397	612	2,370
Depreciation and amortization - unconsolidated joint ventures	(1,081)	(1,345)	(4,803)	(5,903)
Equity in net losses of investees	378	686	1,193	1,259
Loss on early extinguishment of debt settled in cash	—	—	(1,138)	—
Non-cash straight line rent adjustments included in rental income	(3,116)	(8,142)	(16,079)	(27,507)
Lease value amortization included in rental income	1,291	82	5,440	2,710
Net amortization of debt premiums, discounts and issuance costs	2,431	2,476	9,593	10,740
Recurring capital expenditures	(20,212)	(20,929)	(76,252)	(85,742)
CAD (7)	$42,344	$39,744	$179,810	$188,606

Weighted average common shares outstanding (basic and diluted)	48,161	48,094	48,124	48,062

Per common share amounts (basic and diluted):
Net income (loss)	$(0.03)	$1.35	$0.14	$0.63
FFO	$1.28	$1.38	$5.30	$5.98
Normalized FFO	$1.28	$1.38	$5.39	$6.01
CAD	$0.88	$0.83	$3.74	$3.92
Distributions declared per share	$0.55	$0.55	$2.20	$2.20

(1)Loss on impairment of real estate for the year ended December 31, 2020 represents an adjustment of $2,954 to reduce the carrying value of four properties to their estimated fair value less costs to sell during the nine months ended September 30, 2020. Loss on impairment of real estate for the three months ended December 31, 2019 includes an adjustment of $9,739 to reduce the carrying value of one property to its estimated fair value less costs to sell and a $250 loss on impairment of real estate related to the sale of three properties, offset by the recovery of impairment losses recorded in previous periods of $1,839 related to the sale of four properties. Loss on impairment of real estate for the year ended December 31, 2019 also includes adjustments totaling $11,479 to reduce the carrying value of 10 properties to their estimated fair value less costs to sell and $2,626 of losses on impairment of real estate related to the sale of 35 properties during the nine months ended September 30, 2019.

(2)Acquisition and transaction related costs for the three months and year ended December 31, 2020 represent costs related to an acquisition opportunity OPI terminated in November 2020. Acquisition and transaction related costs for the year ended December 31, 2019 consist of post-merger activity costs incurred in connection with OPI's acquisition of Select Income REIT on December 31, 2018 in a merger transaction and other related transactions.

(3)Gain on sale of real estate for the year ended December 31, 2020 represents a $10,855 net gain on the sale of 10 properties. Gain on sale of real estate for the three months ended December 31, 2019 represents a $71,593 net gain on the sale of seven properties. Gain on sale of real estate for the year ended December 31, 2019 also includes a $33,538 net gain on the sale of three properties during the nine months ended September 30, 2019.

(4)Loss on equity securities, net represents a realized loss for the year ended December 31, 2019 from the sale of OPI's 2.8 million shares of The RMR Group Inc., or RMR Inc., common stock on July 1, 2019.

(5)Loss on early extinguishment of debt for the year ended December 31, 2020 includes prepayment fees related to the repayment of two mortgage notes, write offs of the unamortized portion of certain discounts and issuance costs resulting from the early repayment of debt and a loss related to the settlement of a mortgage note receivable in connection with a property OPI sold in 2016. Loss on early extinguishment of debt for the year ended December 31, 2019 includes write offs of the unamortized portion of certain discounts and issuance costs resulting from the early repayment of debt.

(6)OPI calculates FFO and Normalized FFO as shown above. FFO is calculated on the basis defined by The National Association of Real Estate Investment Trusts, which is net income (loss), calculated in accordance with GAAP, plus real estate depreciation and amortization of consolidated properties and its proportionate share of the real estate depreciation and amortization of unconsolidated joint venture properties, but excluding impairment charges on real estate assets, any gain or loss on sale of real estate and equity securities, as well as certain other adjustments currently not applicable to OPI. In calculating Normalized FFO, OPI adjusts for the other items shown above and includes business management incentive fees, if any, only in the fourth quarter versus the quarter when they are recognized as an expense in accordance with GAAP due to their quarterly volatility not necessarily being indicative of OPI’s core operating performance and the uncertainty as to whether any such business management incentive fees will be payable when all contingencies for determining such fees are known at the end of the calendar year. FFO and Normalized FFO are among the factors considered by OPI’s Board of Trustees when determining the amount of distributions to OPI’s shareholders. Other factors include, but are not limited to, requirements to maintain OPI's qualification for taxation as a REIT, limitations in OPI’s credit agreement and public debt covenants, the availability to OPI of debt and equity capital, OPI’s expectation of its future capital requirements and operating performance and OPI’s expected needs for and availability of cash to pay its obligations. Other real estate companies and REITs may calculate FFO and Normalized FFO differently than OPI does.
(7)OPI calculates CAD as shown above. OPI defines CAD as Normalized FFO minus recurring real estate related capital expenditures and other non-cash and non-recurring items. CAD is among the factors considered by OPI's Board of Trustees when determining the amount of distributions to its shareholders. Other real estate companies and REITs may calculate CAD differently than OPI does.
(8)Non-cash expenses include equity based compensation, adjustments recorded to capitalize interest expense and amortization of the liability for the amount by which the estimated fair value for accounting purposes exceeded the price OPI paid for its former investment in RMR Inc. common stock in June 2015. This liability is being amortized on a straight line basis through December 31, 2035 as an allocated reduction to business management fee expense and property management fee expense, which are included in general and administrative and other operating expenses, respectively.

Office Properties Income Trust
Calculation and Reconciliation of NOI, Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI(1)
(amounts in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Calculation of NOI and Cash Basis NOI:
Rental income	$146,625	$160,184	$587,919	$678,404
Property operating expenses	(49,457)	(57,026)	(195,968)	(228,962)
NOI	97,168	103,158	391,951	449,442
Non-cash straight line rent adjustments included in rental income	(3,116)	(8,142)	(16,079)	(27,507)
Lease value amortization included in rental income	1,291	82	5,440	2,710
Lease termination fees included in rental income	(90)	(2)	(98)	(9,185)
Non-cash amortization included in property operating expenses (2)	(121)	(121)	(484)	(484)
Cash Basis NOI	$95,132	$94,975	$380,730	$414,976

Reconciliation of Net Income (Loss) to NOI and Cash Basis NOI:
Net income (loss)	$(1,664)	$65,029	$6,678	$30,335
Equity in net losses of investees	378	686	1,193	1,259
Income tax expense	157	269	377	778
Income (loss) before income tax expense and equity in net losses of investees	(1,129)	65,984	8,248	32,372
Loss on early extinguishment of debt	—	—	3,839	769
Interest expense	28,842	30,032	108,303	134,880
Interest and other income	(41)	(198)	(779)	(1,045)
Loss on equity securities, net	—	—	—	44,007
Dividend income	—	—	—	(1,960)
Gain on sale of real estate	(33)	(71,593)	(10,855)	(105,131)
General and administrative	7,071	7,271	28,443	32,728
Acquisition and transaction related costs	232	—	232	682
Loss on impairment of real estate	—	8,150	2,954	22,255
Depreciation and amortization	62,226	63,512	251,566	289,885
NOI	97,168	103,158	391,951	449,442
Non-cash amortization included in property operating expenses (2)	(121)	(121)	(484)	(484)
Lease termination fees included in rental income	(90)	(2)	(98)	(9,185)
Lease value amortization included in rental income	1,291	82	5,440	2,710
Non-cash straight line rent adjustments included in rental income	(3,116)	(8,142)	(16,079)	(27,507)
Cash Basis NOI	$95,132	$94,975	$380,730	$414,976

Reconciliation of NOI to Same Property NOI (3) (4):
Rental income	$146,625	$160,184	$587,919	$678,404
Property operating expenses	(49,457)	(57,026)	(195,968)	(228,962)
NOI	97,168	103,158	391,951	449,442
Less: NOI of properties not included in same property results	(2,096)	(7,010)	(10,053)	(63,454)
Same Property NOI	$95,072	$96,148	$381,898	$385,988

Calculation of Same Property Cash Basis NOI (3) (4):
Same Property NOI	$95,072	$96,148	$381,898	$385,988
Add: Lease value amortization included in rental income	694	(482)	3,071	604
Less: Non-cash straight line rent adjustments included in rental income	(3,044)	(7,503)	(15,061)	(25,468)
Lease termination fees included in rental income	(90)	(2)	(98)	(1,543)
Non-cash amortization included in property operating expenses (2)	(117)	(109)	(459)	(396)
Same Property Cash Basis NOI	$92,515	$88,052	$369,351	$359,185
See Notes on page 9.

(1)    The calculations of NOI and Cash Basis NOI exclude certain components of net income (loss) in order to provide results that are more closely related to OPI’s property level results of operations. OPI calculates NOI and Cash Basis NOI as shown above. OPI defines NOI as income from its rental of real estate less its property operating expenses. NOI excludes amortization of capitalized tenant improvement costs and leasing commissions that OPI records as depreciation and amortization expense. OPI defines Cash Basis NOI as NOI excluding non-cash straight line rent adjustments, lease value amortization, lease termination fees, if any, and non-cash amortization included in other operating expenses. OPI calculates Same Property NOI and Same Property Cash Basis NOI in the same manner that it calculates the corresponding Cash Basis NOI amounts, except that it only includes same properties in calculating Same Property NOI and Same Property Cash Basis NOI. OPI uses NOI, Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI to evaluate individual and company-wide property level performance. Other real estate companies and REITs may calculate NOI, Cash Basis NOI, Same Property NOI and Same Property Cash Basis NOI differently than OPI does.
(2)    OPI recorded a liability for the amount by which the estimated fair value for accounting purposes exceeded the price OPI paid for its former investment in RMR Inc. common stock in June 2015. A portion of this liability is being amortized on a straight line basis through December 31, 2035 as a reduction to property management fee expense, which is included in property operating expenses.
(3)    For the three months ended December 31, 2020 and 2019, Same Property NOI and Same Property Cash Basis NOI are based on properties OPI owned continuously since October 1, 2019, and exclude properties classified as held for sale and properties undergoing significant redevelopment, if any, and three properties owned by two unconsolidated joint ventures in which OPI owns 51% and 50% interests.
(4)    For the year ended December 31, 2020 and 2019, Same Property NOI and Same Property Cash Basis NOI are based on properties OPI owned continuously since January 1, 2019, and exclude properties classified as held for sale and properties undergoing significant redevelopment, if any, and three properties owned by two unconsolidated joint ventures in which OPI owns 51% and 50% interests.

Office Properties Income Trust
Consolidated Balance Sheets
(dollars in thousands, except per share data)
(unaudited)

	December 31,
	2020	2019
ASSETS
Real estate properties:
Land	$830,884	$840,550
Buildings and improvements	2,691,259	2,652,681
Total real estate properties, gross	3,522,143	3,493,231
Accumulated depreciation	(451,914)	(387,656)
Total real estate properties, net	3,070,229	3,105,575
Assets of properties held for sale	75,177	70,877
Investments in unconsolidated joint ventures	37,951	39,756
Acquired real estate leases, net	548,943	732,382
Cash and cash equivalents	42,045	93,744
Restricted cash	14,810	6,952
Rents receivable	101,766	83,556
Deferred leasing costs, net	42,626	40,107
Other assets, net	12,889	20,187
Total assets	$3,946,436	$4,193,136

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unsecured revolving credit facility	$—	$—
Senior unsecured notes, net	2,033,242	2,017,379
Mortgage notes payable, net	169,729	309,946
Liabilities of properties held for sale	891	14,693
Accounts payable and other liabilities	116,480	125,048
Due to related persons	6,114	7,141
Assumed real estate lease obligations, net	10,588	13,175
Total liabilities	2,337,044	2,487,382

Commitments and contingencies

Shareholders’ equity:
Common shares of beneficial interest, $.01 par value: 200,000,000 shares authorized, 48,318,366 and 48,201,941 shares issued and outstanding, respectively	483	482
Additional paid in capital	2,615,305	2,612,425
Cumulative net income	183,895	177,217
Cumulative other comprehensive loss	—	(200)
Cumulative common distributions	(1,190,291)	(1,084,170)
Total shareholders’ equity	1,609,392	1,705,754
Total liabilities and shareholders’ equity	$3,946,436	$4,193,136

Warning Concerning Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Also, whenever OPI uses words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “will”, “may” and negatives or derivatives of these or similar expressions, OPI is making forward-looking statements. These forward-looking statements are based upon OPI’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by OPI’s forward-looking statements as a result of various factors. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond OPI's control. For example:

•Mr. Bilotto's statements about OPI's operating results, rent collections, leasing activity and roll-ups in rents may imply that OPI will continue to have similar and better results and positive leasing activity in future periods. However, OPI's operating results, rent collections and ability to realize positive leasing activity depend on various factors, including market conditions, the impact of the COVID-19 pandemic and tenants' demand for OPI's properties, the timing of lease expirations and OPI's ability to successfully compete for tenants, among other factors. As a result, OPI may not realize positive operating results, rent collections and leasing activity and rent roll-ups in the future and OPI's operating results, rent collections and leasing activity could decline and OPI may realize rent roll-downs in the future,
•Mr. Bilotto's statements about OPI's focus on proactive tenant engagement and management of property operations as its tenants continue to advance their re-entry plans may imply that OPI will continue to have strong tenant retention and occupancy and that OPI's tenants will re-enter its properties in the future. However, if the COVID-19 pandemic and the current economic conditions continue or worsen, OPI’s tenants may be significantly adversely impacted, which may result in additional tenants seeking relief from their rent obligations, tenants being unable to pay rent, tenants terminating their leases or tenants not renewing their leases or renewing their leases for less space. Further, under those conditions, tenants may delay re-entry or may utilize less space upon re-entry and later seek to reduce their leased space or terminate or not renew their leases. In addition, leases for 3,657,000 square feet are subject to expire by December 31, 2021, and OPI expects tenants that lease 2,614,000 of that square feet will not renew their leases. OPI may not be able to re-lease that space and it may take an extended period to identify replacement tenants and negotiate and enter new lease agreements for that space and OPI may realize rent roll-downs with respect to any such new leases,
•Mr. Bilotto states that OPI has strong liquidity, including full availability under its revolving credit facility. This may imply that OPI will maintain low borrowings under its revolving credit facility. However, OPI's revolving credit facility allows OPI to borrow, repay and reborrow funds under that facility, subject to satisfying conditions. As a result, OPI may borrow funds under its revolving credit facility in the future and it is highly likely that it will do so in furtherance of its business and operations,
•Mr. Bilotto's statements regarding OPI being well positioned to execute on its growth activity through property acquisitions and select development and repositioning opportunities across its portfolio may imply that OPI will be able to continue to execute on its investment strategies and create value from those investments. However, OPI may not be able to identify and successfully negotiate and complete acquisitions and it may not realize its target returns on investments it may make, and
•OPI has entered into an agreement to acquire a property in Boston, MA for $27.0 million, excluding acquisition related costs, and an agreement to sell a property located in Huntsville, AL for a sales price of $39.0 million, excluding closing costs. These transactions are subject to conditions. Those conditions may not be satisfied and these transactions may not occur, may be delayed or the terms may change.
The information contained in OPI’s filings with the SEC, including under “Risk Factors” in OPI’s periodic reports, or incorporated therein, identifies other important factors that could cause OPI’s actual results to differ materially from those stated in or implied by OPI’s forward-looking statements. OPI’s filings with the SEC are available on the SEC's website at www.sec.gov.

You should not place undue reliance upon forward-looking statements.

Except as required by law, OPI does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.

Contact:
Olivia Snyder, Manager, Investor Relations
(617) 219-1410

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